Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-215763

Pricing Term Sheet

McKesson Corporation

3.125% Notes due 2029

Issuer:	McKesson Corporation

Ratings*:	Baa2 / BBB+ / BBB+ (all stable) (Moody’s / Fitch / S&P)

Title:	3.125% Notes due 2029

Size:	£450,000,000

Maturity Date:	February 17, 2029

Interest Payment Dates:	February 17 of each year, commencing February 17, 2018

Coupon:	3.125% per year

Benchmark Gilt:	UKT 6.000% due December 7, 2028

Benchmark Gilt Price/Yield:	149.73%; 1.413%

Spread to Benchmark Gilt:	+170 bps

Yield to Maturity:	3.113% (semi-annual)

Price to Public:	99.879%

Redemption:

Make-Whole:	Comparable Government Bond Rate +25 bps

Par Call:	Beginning November 17, 2028 at par

CUSIP:	581557 BH7

ISIN:	XS1567174526

Trade Date:	February 13, 2017

Settlement Date:	February 17, 2017 (T+3)

Bookrunners:	Barclays Bank PLC Deutsche Bank AG, London Branch MUFG Securities EMEA plc UniCredit Bank AG

Senior Co-Managers:	Citigroup Global Markets Limited Goldman, Sachs & Co. J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities International Limited

Co-Managers:

BNP Paribas

Coöperatieve Rabobank U.A.

DNB Markets, a Division of DNB Bank ASA

HSBC Securities (USA) Inc.

ING Bank N.V. Belgian Branch

The Royal Bank of Scotland plc (trading as NatWest Markets)

PNC Capital Markets LLC

Scotiabank Europe plc

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847.

This pricing term sheet supplements the preliminary prospectus supplement dated February 13, 2017 and prospectus dated January 27, 2017.